Exhibit 99.1


PRESS RELEASE                            Investor Contact:        Roy Krause
FOR IMMEDIATE RELEASE                                             (954) 489-6225
                                         Media Contact:           Liza Fiore
                                                                  (954) 938-7736


                            INTERIM ANNOUNCES RECORD
                 SECOND QUARTER EARNINGS AND 2 FOR 1 STOCK SPLIT

     FT. LAUDERDALE, Fla., August 7, 1997--Interim Services Inc. (NYSE: IS) today announced record financial results.

Earnings and Revenues

     For the second quarter ended June 27, 1997 net earnings were $9.9 million, an increase of 47.3% over 1996 net earnings of $6.7 million, which excludes Brandon merger-related costs incurred in the second quarter of 1996. Please note that all references to1996 figures exclude this charge. Per share earnings rose 13.7% to $.50 compared to $.44 last year. The weighted average number of shares outstanding during the quarter was 20.0 million this year compared to 15.4 million a year ago. Total revenues for the second quarter were $422.8 million, up 50.4% over last year.

     For the first six months of the current fiscal year net earnings were $18.4 million, an increase of 44.8% over $12.7 million for the comparable period a year ago. Per share earnings were $.93 for the six-month period, up 16.3% over $.80 last year. The weighted average number of shares outstanding during the six-month period was 19.9 million compared to 15.9 million a year ago. Total revenues for the six-month period increased 35.5% over last year to $739.6 million.

System-wide Sales

     System-wide sales, which also include sales from our franchised offices, for the three month period ended June 27, 1997 were $598.4 million, an increase of 31.2% over the comparable quarter a year ago.

     For the six-month period, system-wide sales were $1.1 billion, an increase of 23.1% compared to 1996.

Stock Split

     Interim today also announced that the company will effect a 2 for 1 stock split in the form of a 100% stock dividend to stockholders of record as of the close of business on August 18, 1997, payable on September 5, 1997. As a result, stockholders will receive one additional share of the company's common stock for each share owned.

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Comments

     Interim President and CEO Ray Marcy said, "The second quarter and first six months of calendar year 1997 were very strong for Interim. We are particularly pleased with the successful integration during the first half of the year of our recent acquisitions. Michael Page continues to achieve 30% revenue growth rates, consistent with prior years, and AimExecutive continues to meet or exceed our expectations."


COMMERCIAL OPERATIONS

     Commercial   operations,   which  include  the   Commercial   Staffing  and
Professional Services Groups, had a strong second quarter. Commercial operations revenues rose 60.4% over the comparable period a year ago to $356.2 million.

Professional Services

     For the first time in the company's history, the Professional Services Group comprised approximately 50% of Commercial operations revenues, or $178.3 million in the second quarter. This reflects a revenue increase for the quarter of 135.0% over last year and 46.3% after excluding the Michael Page acquisition. The upward leap in Professional Services is due in large part to aggressive organic expansion, as well as successful acquisitions from prior years. Professional Services includes information technology, accounting, legal, human resources, search and outplacement.

Commercial Staffing

     Within Commercial operations, the Commercial Staffing Group had second quarter revenues of $177.9 million, an increase of 21.7% over prior year, which is entirely organic and substantially higher than the industry's growth rate. Interim On-Premise continues to be a significant driver of this growth. Commercial Staffing focuses on clerical, administrative and light industrial staffing, as well as Interim On-Premise, where the company establishes an office at the client's site and manages the entire flexible workforce.

     Marcy commented, "We are very pleased with the overall performance of the Commercial operations, which we believe are at their strongest in the history of the company. Worth noting is the significant growth we continue to see in cross-selling opportunities between all Commercial business units, but particularly strong between Interim On-Premise and the Professional Services Group. Today, a significant portion of our major accounts are being serviced by three or more business units. We believe our comprehensive range of skills and common brand identity are two important factors in our cross-selling success. In line with this strategy, the outplacement businesses of AimExecutive Holdings and Mainstream Access changed their names, as previously announced during the quarter, to Interim Career Consulting. In addition, we are extremely pleased that Interim Career Consulting has won a significant and exclusive contract to provide career transition assistance for 10,000 employees of one of the nation's largest retailers.

HEALTHCARE OPERATIONS

  As previously announced, Interim has agreed to sell its HealthCare Division to

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Cornerstone Equity for $134 million and will use the proceeds to reduce debt.
The transaction is expected to close during the third quarter of 1997. Second quarter revenues for the HealthCare Division were $65.4 million, up 14.1% over 1996 and represent approximately 15% of total company revenues.

     Interim Services Inc., headquartered in Ft. Lauderdale, Fla., is a staffing industry leader with 1,076 offices in North America, Europe and Asia. Its Commercial operations provide staffing and consulting solutions in information technology, legal, accounting, human resources, sales and marketing, search and outplacement; as well as administrative, clerical and light industrial. Information on Interim Services Inc. is available on the Internet at http://www.Interim.com.


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